LEAPFROG ANNOUNCES FIRST QUARTER 2009 FINANCIAL RESULTS

EMERYVILLE, California—May 4, 2009—LeapFrog Enterprises, Inc. (NYSE:LF), a leading designer, developer and marketer of technology-based learning products, today announced financial results for the first quarter ended March 31, 2009.

Net sales for the quarter were $29.9 million, down 49% compared to $58.3 million in the same quarter a year ago.  Net loss for the quarter was $27.1 million, or $0.43 per share, compared to $27.4 million, or $0.43 per share, a year ago.

Operating cash flow was $10.1 million in the quarter, and the company’s cash position increased by $6.2 million from December 31, 2008.  Cash and equivalents at the end of the quarter were $85.3 million, and the company had no debt outstanding.

Retail point-of-sale, or POS, dollars were up 8% year-over-year for the 16-weeks ended April 25, 2009 compared to the 16-weeks ended April 26, 2008.  (Please see Description of Retail Point-of-Sale Dollars below for an explanation of this operating metric.)

“First quarter results were as we anticipated given the seasonally low sales period and high retailer inventory levels at the end of 2008.  Channel inventory remains higher than normal, and we are actively working with retailers to reduce inventory to satisfactory levels by adjusting our promotional strategies and marketing plans.  Our efforts are working, and point-of-sale results were strong in the first 16 weeks due to solid sales of our Tag and Leapster products.  POS results were favorable throughout the first quarter and particularly encouraging over Easter in the second quarter.  While we are optimistic about POS results to date, we realize that today’s consumer remains promotionally driven and is seeking deals.  We expect this behavior to continue through the second quarter,” said Jeffrey Katz, Chairman and Chief Executive Officer.

“Our objective over the next few months is to reduce retailer inventory to appropriate levels while bolstering our sales through the introduction of new and attractively-priced products.  This spring, we are launching Tag Junior, which will make our award-winning Tag Reading System available to a younger age group.  We are also launching the Scout line.  Throughout the year, we will introduce new content for the reading and gaming business lines, make significant improvements to Tag and Leapster2 and roll out substantially more features and capabilities on the LeapFrog Learning Path.

“We’re on track to get the inventory overhang issue behind us.  When the economy starts to recover, we believe LeapFrog’s outstanding brand, robust product portfolio and lower cost structure will enable us to return to profitability,” continued Mr. Katz.

First Quarter 2009 Financial Results

Net Sales

Net sales for the quarter were $29.9 million, down 49% compared to $58.3 million for the same quarter a year ago.  Net sales were down substantially year-over-year as a result of lower product shipments to retailers due to high retailer inventory levels at the end of 2008.  Net sales were also down due to lower sales to schools as a result of the strategic restructuring of our school business last year.

Segment Results

Net sales from the United States segment for the quarter were $22.3 million, down 51% compared to $45.6 million a year ago.  Net sales from the international segment were $7.6 million, down 40% compared to $12.7 million a year ago.  Excluding the impact of currency fluctuations, the decline in international sales would have been 27%.  Both the United States and international markets were significantly affected by high channel inventory levels at the end of 2008.

Gross Profit and Gross Margin

Gross profit for the quarter was $8.1 million, down 62% compared to $21.1 million a year ago as a result of lower sales in the quarter.  Gross margin for the first quarter 2009 declined by 9.2 percentage points to 27.1% compared to 36.3% in the first quarter 2008 due to lower sales relative to fixed costs and promotions to reduce retailer inventory levels, offset favorably by the mix of higher-margin products.

Operating Expenses

Operating expenses for the quarter were $35.0 million, down 30% compared to $49.8 million a year ago, an improvement of $14.8 million.  Selling, general and administrative expenses were $19.9 million, down 35% from $30.8 million a year ago reflecting the impact of lower headcount.  Research and development expenses were $10.0 million, down 18% from $12.1 million a year ago as a result of lower headcount and development costs.  Advertising expenses were $2.2 million, down 52% from $4.5 million a year ago.  Advertising expenses were 7.3% of net sales in the first quarter of 2009, compared to 7.8% in the first quarter of 2008.

Loss from Operations

Loss from operations for the quarter was $26.9 million, an improvement of 6% or $1.7 million, compared to a loss of $28.6 million a year ago.

Net Loss

Net loss for the quarter was $27.1 million, or $0.43 per share, compared to a net loss of $27.4 million, or $0.43 per share, a year ago.

Financial Position

Cash and equivalents were $85.3 million at March 31, 2009, compared with $105.8 million at March 31, 2008.  The company has no debt outstanding on a $100 million asset-backed line that expires in late 2010.  Inventories were $59.5 million at March 31, 2009, compared with $55.6 million at March 31, 2008 and $58.2 million at December 31, 2008.

“LeapFrog’s financial position remains solid.  We ended the quarter with a strong cash position, no debt and positive cash flow.  Over the past year, we have significantly reduced our cost structure, and, as a result, our net loss was flat year-over-year despite a $28 million decrease in net sales.  Our operating expenses are down 30% from the first quarter of last year, and we are on track to achieve a similar reduction for the full year,” said Bill Chiasson, Chief Financial Officer.

Guidance

For the second quarter of 2009, LeapFrog expects:

•	Net sales to be between $35 and $45 million
•	Gross margin to be between 30% and 33%
•	Operating expenses to be between $34 and $36 million, down approximately 27% to 31% year-over-year

For the third quarter of 2009, LeapFrog expects:

•	Net sales to be between $100 and $120 million
•	Gross margin to be between 37% and 41%
•	Operating expenses to be between $40 and $44 million, down approximately 21% to 28% year-over-year

“As indicated in our guidance, we expect second and third quarter net sales to be down 35% to 50% relative to last year as we continue to work with retailers to reduce inventory levels.  Retailer inventory levels are expected to reach satisfactory levels by early in the third quarter, and we expect year-over-year sales growth to resume in the fourth quarter.  Gross margin is expected to decline in the second and third quarters of 2009 compared to the prior year due to lower sales relative to fixed costs and higher promotional expenses.  Sequentially, we expect gross margin to improve each quarter as sales volumes increase and pressure from promotions are offset by a favorable mix of software to hardware sales,” said Mr. Chiasson.

“It is still too early to forecast full year results with any certainty.  We are carefully monitoring the environment and are prepared to ramp the business up or down as market conditions dictate.  We are focused on further reducing our operating cost structure and improving our cash flow for the year.  As the economy recovers, we believe our lower cost structure, strong brand, and healthy product portfolio will position LeapFrog for profitable growth,” continued Mr. Chiasson.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss first quarter 2009 financial results today, May 4, 2009, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call will be webcast and can be accessed at LeapFrog's investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request Conference ID 95318583.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale dollars is a non-audited operating metric that represents U.S. retailers’ sales of LeapFrog products to consumers.  Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue.  The point-of-sale data is provided to LeapFrog by retailers.  LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers.  LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children.   LeapFrog's award-winning products are available in six languages at major retailers in more than 35 countries around the world and in more than 100,000 classrooms across the United States.  NOTE: LEAPFROG, the LeapFrog Logo, TAG, and LEAPSTER are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, including:  statements regarding anticipated financial results, including net sales, inventory levels, point-of-sale dollars, gross margin, operating expenses, operating results and cash flows; the timing of changes in economic conditions; consumer buying patterns; launches of new products and services; build-out of existing products and services; and benefits of strategies and new products and services.

These forward-looking statements involve risks and uncertainties, including risks related to the recession and its effect on retail business, overall consumer sentiment and trends relating to children’s products and their effect on retailer buying behavior, the rates of acceptance by consumers of our web-based products and services, our ability to respond quickly to changes in demand for our products, and our ability to provide high-quality experiences to consumers with all of our products and services. These and other risks and uncertainties detailed from time to time in our SEC filings, including our 2008 annual report on Form 10-K filed on March 11, 2009, could cause the company's actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

Contact Information

Investors:                                                                           Media:

Karen Sansot                                                                           Mischa Dunton
Investor Relations                                                                  Corporate Communications
(510) 420-4803                                                                           (510) 596-5441

LeapFrog Enterprises, Inc. Consolidated Statements of Operations (In thousands, except per share data) (Unaudited)
	Three Months Ended March 31,
	2009	2008

Net sales	$29,879	$58,274
Cost of sales	21,793	37,143
Gross profit	8,086	21,131

Operating expenses:
Selling, general and administrative	19,938	30,761
Research and development	9,973	12,110
Advertising	2,168	4,532
Depreciation and amortization	2,899	2,351
Total operating expenses	34,978	49,754

Loss from operations	(26,892)	(28,623)

Interest income	159	967
Interest expense	(25)	(13)
Other expense, net	(413)	(392)
Total other income (expense)	(279)	562

Loss before income taxes	(27,171)	(28,061)

Benefit from income taxes	(50)	(625)

Net loss	$(27,121)	$(27,436)

Net loss per common share:
Class A and B – basic and diluted	$(0.43)	$(0.43)

Weighted average shares outstanding:
Class A and B – basic and diluted	63,786	63,491

LeapFrog Enterprises, Inc. Consolidated Statements of Cash Flows (In thousands) (Unaudited)
	Three Months Ended March 31,
	2009	2008
Operating activities:
Net loss	$(27,121)	$(27,436)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,232	4,407
Unrealized foreign exchange loss	(1,319)	(734)
Deferred income taxes	128	(3)
Stock-based compensation expense	3,004	2,958
Impairment of investment in auction rate securities	23	255
Decrease in allowance for doubtful accounts	(810)	(191)
Decrease in other accounts receivable-related allowances	(22,493)	(12,658)
Disposal of property and equipment	(4)	(21)
Other changes in operating assets and liabilities:
Accounts receivable	107,623	100,196
Inventories	(1,291)	(3,143)
Prepaid expenses and other current assets	(479)	(2,115)
Other assets	104	279
Accounts payable	(36,613)	(10,904)
Accrued liabilities and deferred revenue	(16,662)	(33,070)
Long-term liabilities	124	(125)
Income taxes payable	(207)	62
Other	837	829
Net cash provided by operating activities	10,076	18,586

Investing activities:
Purchases of property and equipment	(1,300)	(1,394)
Capitalization of product costs	(2,230)	(5,239)
Net cash used in investing activities	(3,530)	(6,633)

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	41	180
Net cash paid for payroll taxes on restricted stock unit releases	(6)	(77)
Net cash provided by financing activities	35	103

Effect of exchange rates on cash	(359)	320
Net change in cash and cash equivalents	6,222	12,376
Cash and cash equivalents, beginning of period	79,101	93,460
Cash and cash equivalents, end of period	$85,323	$105,836

LeapFrog Enterprises, Inc. Consolidated Balance Sheets (In thousands) (Unaudited)
	March 31,		December 31,
	2009	2008	2008
			(Audited)
Assets
Current assets:
Cash and equivalents	$85,323	$105,836	$79,101
Accounts receivable, net of allowances for
doubtful accounts of $1,884, $288 and $3,872	5,598	39,207	89,918
Inventories	59,487	55,558	58,196
Prepaid expenses and other current assets	11,301	22,542	10,822
Deferred income taxes	3,076	3,409	3,189
Total current assets	164,785	226,552	241,226

Long-term investments	4,939	10,670	4,962
Deferred income taxes	482	212	497
Property and equipment, net	18,025	19,408	19,611
Capitalized product costs, net	16,250	17,139	16,227
Goodwill	19,549	19,549	19,549
Other assets	5,006	8,532	5,260
Total assets	$229,036	$302,062	$307,332

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,744	$29,909	$56,357
Accrued liabilities and deferred revenue	27,934	30,550	44,596
Income taxes payable	22	79	229
Total current liabilities	47,700	60,538	101,182

Long-term deferred income taxes	22,662	20,191	22,404
Other long-term liabilities	3,686	2,198	3,820

Stockholders’ equity:
Class A common stock – 139,500 shares authorized;
outstanding 36,674, 35,895 and 36,627	4	4	4
Class B common stock – 40,500 shares authorized;
outstanding 27,141, 27,614 and 27,141	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	367,696	356,917	364,657
Accumulated other comprehensive income (loss)	(2,911)	4,074	(2,055)
Accumulated deficit	(209,619)	(141,678)	(182,498)
Total stockholders’ equity	154,988	219,135	179,926
Total liabilities and stockholders’ equity	$229,036	$302,062	$307,332

LeapFrog Enterprises, Inc. Supplemental Financial Information (In thousands) (Unaudited)
	Three Months Ended March 31,
	2009	2008

Net sales	$29,879	$58,274
Cost of sales (1)	21,793	37,143
Gross profit	8,086	21,131

Operating expenses: (2) (3)
Selling, general and administrative	19,938	30,761
Research and development	9,973	12,110
Advertising	2,168	4,532
Depreciation and amortization	2,899	2,351
Total operating expenses	34,978	49,754

Loss from operations	(26,892)	(28,623)

Interest income	159	967
Interest expense	(25)	(13)
Other expense, net (4)	(413)	(392)
Total other income (expense)	(279)	562

Loss before income taxes	(27,171)	(28,061)

Benefit from income taxes	(50)	(625)

Net loss	$(27,121)	$(27,436)

(1) Includes depreciation and amortization	$2,333	$2,056

(2) Includes stock-based compensation as follows:
Selling, general and administrative	$2,455	$2,458
Research and development	549	500

(3) Includes severance costs as follows:
Selling, general and administrative	$553	$430
Research and development	266	805

(4) Includes impairment of auction rate securities	$23	$255